Exhibit 23.1

New York Office: 805 Third Avenue 14th Floor New York, NY 10022 212.838-5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MVRK Lifestyle Inc.
Stantonsburg, NC

We consent to the inclusion in this Amendment No. 2 to Form S-1 of our report dated June 19, 2024, relating to the consolidated financial statements of MVRK Lifestyle Inc. as of December 31, 2023 and 2022 and for the years then ended (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ RBSM LLP

New York, NY

November 18, 2024

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Austin & Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

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